Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports 44% increase in net income, 20% increase in revenues

LANSING, Mich., March 27, 2007 – Neogen Corporation (NASDAQ: NEOG) announced today that its net income for the third quarter of FY 2007, which ended Feb. 28, increased 44% from the previous year’s restated third quarter. Net income in the quarter rose to $1,990,000, or $0.21 per share, compared to the prior year’s $1,386,000 ($0.16 per share). Year-to-date net income for the first nine months of Neogen’s 2007 fiscal year increased 29% to $6,822,000 from the restated $5,309,000 in FY 2006, or to $0.73 per share in the current year from the prior year’s $0.63.

Third quarter revenues increased 20% to $21,054,000, a record third quarter for the 24-year-old company, compared to the prior year’s $17,584,000. Year to date, nine-month revenues rose 21% in the current fiscal year to $63,463,000 from FY 2006’s $52,618,000.

The third quarter was the 56th consecutive profitable quarter from operations for the company, and the 60th quarter of the past 65 quarters to show increased revenues as compared with the previous year.

“The strong focus on our growth strategy by our world-wide employee team is continuing the unprecedented growth record that now extends to more than 16 years,” said James Herbert, Neogen’s chief executive officer and chairman. “The growing synergy between our food and animal safety divisions, the organic growth of our existing products, and the continued successful integration of acquired businesses have all been keys to meeting our performance expectations.”

Neogen’s ongoing efforts to control costs and improve productivity were evident in the third quarter’s net income increase, as well as other key indicators. Gross margin as a percentage of sales increased to 52.0% of sales in the current quarter from 48.5% in the previous year’s comparable quarter. In the first nine months of Neogen’s 2007 fiscal year, Neogen’s operating income improved 29% to $10,296,000.

“From an operating performance standpoint, the third quarter was our best quarter so far this fiscal year,” said Lon Bohannon, Neogen’s president and chief operating officer. “Organic sales for the corporation exceeded 10% for the first time this year, and gross margins were up significantly from the prior year. In addition, our focus on growing sales in international markets is yielding positive results as evidenced by international revenues representing 41% of total sales in the third quarter.”

Neogen’s Food Safety Division led the company’s third quarter revenue increase, with sales up 30% from $8,862,000 in FY 2006 to $11,517,000 in FY 2007. Year-to-date, the Food Safety Division’s revenues were up 42% to $34,599,000 for FY 2007. While the December 2005 addition of UCB’s dairy antibiotic testing products and the Feb. 21, 2006 addition of Centrus International’s optical microbial detection system contributed to the division’s revenue gain, sales of established food safety products increased 13.5% for the quarter.

Neogen’s Scotland-based Neogen Europe operations achieved exceptional growth with an increase of 30% in FY 2007’s third quarter over the prior year’s comparable quarter. Neogen Europe’s sales represent a combination of sales of Neogen food safety products produced in the U.S. for the European market, and diagnostics manufactured in Scotland for worldwide distribution.

The Food Safety Division’s performance in the third quarter was also paced by a 31% increase in sales of Acumedia® dehydrated culture media to the food industry to detect safety and quality concerns. Neogen’s proprietary AccuPoint® sanitation monitoring system products continued their growing market acceptance, with sales increasing approximately 38% in the third quarter compared to FY 2006. In their first year as Neogen products, the company’s line of dairy antibiotic detection products and Soleris™ optical microbial detection system have also seen growing market acceptance.

Neogen’s Animal Safety Division’s third quarter revenues increased 9% to $9,537,000. The increase also represented a significant improvement over the first two quarters of FY 2007. The division’s sales growth was paced by a 29% increase in sales of veterinary instruments. Sales of wound, leg and foot care products improved 19%, and sales of animal supplements improved 40% in the third quarter.

The third quarter and year-to-date results reflect the June 1, 2006 adoption of Financial Accounting Standards Board Statement No. 123R, which requires companies to recognize the cost of stock options as non-cash compensation expense. The company adopted using the modified-retrospective transition method, restating all prior period amounts on a consistent basis. As a result, the company recognized additional compensation expenses of $309,000 and $931,000 for the FY 2006 third quarter and nine-month periods, respectively. Net income was reduced $246,000 and $676,000 for the same quarter and nine-month periods.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 28		Nine months ended Feb. 28
	2007	2006	2007	2006
		Restated1		Restated1
Revenue
Food Safety	$11,517	$8,862	$34,599	$24,357
Animal Safety	9,537	8,722	28,864	28,261

Total revenue	21,054	17,584	63,463	52,618
Cost of sales	10,104	9,062	30,484	25,765

Gross margin	10,950	8,522	32,979	26,853
Other expenses
Sales & marketing	4,612	3,753	13,517	11,369
Administrative	2,379	1,854	6,516	5,166
Research & development	937	766	2,650	2,339

Total other expenses	7,928	6,373	22,683	18,874

Operating income	3,022	2,149	10,296	7,979

Other revenue	68	(54)	127	179

Income before tax	3,090	2,095	10,423	8,158
Income tax	1,100	709	3,601	2,849

Net income	$1,990	$1,386	$6,822	$5,309
Net income per diluted share	$0.21	$0.16	$0.73	$0.63

Other information:
Shares to calculate per share	9,478	8,545	9,397	8,427
Depreciation & amortization	$488	$527	$2,046	$1,480
Interest expense	4	115	15	115
Gross margin (% of sales)	52.0%	48.5%	52.0%	51.0%
Operating income (% of sales)	14.4%	12.2%	16.2%	15.2%
Revenue increase vs. FY 2006	19.7%		20.6%
Net income increase vs. FY 2006	43.6%		28.5%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 28 2007	May 31 2006
		Restated1
Assets
Current assets
Cash & investments	$7,924	$1,959
Accounts receivable	15,323	13,116
Inventory	18,444	17,626
Other current assets	5,241	3,568

Total current assets	46,932	36,269
Property & equipment	15,590	14,255
Goodwill & other assets	37,469	37,766

Total assets	$99,991	$88,290

Liabilities & Stockholders’ Equity
Current liabilities	$8,932	$10,017
Long-term lines of credit	—	9,955
Other long-term liabilities	3,020	2,894
Stockholders’ equity-shares outstanding 9,245 in Feb. & 8,311 in May	88,039	65,424

Total liabilities & stockholders’ equity	$99,991	$88,290

1.	On June 1, 2006, the Company adopted Financial Accounting Standards Board Statement No. 123R using the modified-retrospective transition method, under which all prior period amounts have been restated on a consistent basis.

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